[Draft/March 3, 2005]

- Commercial Confidential -

CONSULTANCY SERVICES PROPOSAL

Between

Elop Electro-Optics Industries, Ltd.
P.O. Box 1165
Rehovot 76111, Israel
(hereinafter called "El-Op") of the first part

And

Defense Solutions, LLC
a Pennsylvania limited liability company having offices at
1725 I Street, NW Suite 300
Washington D.C. 20006, U.S.A.
(hereinafter called "Consultant")

1. Nature of Proposal

a. El-Op develops and produces advanced electro-optics systems and products and is interested in marketing its laser target designator and range-finder system for rotary wing aircraft known as ALD/RF (which was successfully tested by the US Army in October of 2004) to the U.S. Army for use on AH-64 Apache Block III and future upgrades (the "Project").

b. Consultant represents that it has the experience and capabilities to assist El-Op in meeting El-Op's objectives for the Project. The Consultant has good contacts with all the key decision makers for the upgrades to the laser range finder and designator as well as expert knowledge of the US Army acquisition system and process.

c. Consultant hereby proposes that El-Op contracts with the Consultant as an independent contractor to perform the work described below.

d. The Consultant hereby undertakes to perform for El-Op the work described hereunder as an independent contractor to the best of the Consultant's ability.

e. The Consultant declares itself to be reputable, competent and having all the know-how, ability, means and facilities to perform the work hereunder in a timely, efficient and professional manner.

2. Scope of Work

- Commercial Confidential -

a. The Consultant proposes to provide services and perform specific tasks according to the attached Statement of Work ("SOW"). These services and tasks would be performed by Consultant's team lead by Robert Birmingham, Timothy S. Dwight and Avraham Oren. The tasks may be modified, or additional tasks may be added, by mutual agreement.

b. All information to be delivered by the Consultant in connection with the performance of the work hereunder shall be delivered to the designated El-Op Representative in accordance with the schedule set forth in the SOW.

3. Compensation

a. In consideration for the satisfactory performance by the Consultant of the work to be performed hereunder, El-Op shall pay the Consultant a total amount of thirty-seven thousand dollars (US$39,000) subject to the payment milestones set forth in the SOW. All payments are in US dollars.

b. Consultant holds that it is a "bona fide agency" under paragraph 3.401 of the Federal Acquisition Regulations (FAR), and as such, qualifies for an exception to the FAR prohibition against contingency fees. Therefore, in addition to the milestone payments in 3.a. above, a success bonus as described in Annex A attached hereto will be payable to Consultant on a pro rata basis within thirty days of receipt of payment by El-Op from any U.S. Government, non government or commercial enterprise or organization resulting from a contact initiated by Consultant for sales of the ALD/RF and awarded to El-Op within 24 months from the effective date of a final Agreement, and provided that such success bonus is recognized as an allowable cost to El-Op under applicable cost accounting standards. If that contract leads to a subsequent contract with the same entity within twenty-four months of the completion date of the original contract, a similar bonus is due upon receipt of payments of El-Op.

c. Consultant would be reimbursed for reasonable travel expenses incurred by the Consultant in connection with travel that has been pre-approved by the El-Op Representative. Such reimbursement shall be made on the basis of receipts and descriptions of expenses sufficient to meet accounting requirements.

d. El-Op would make the payments set forth in subparagraphs 3.a -- 3.c above within thirty (30) days after El-Op's receipt of the Consultant's invoice therefor accompanied by receipts for any applicable travel costs.

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e. El-Op would not be obliged to make any payment to the Consultant hereunder if the Consultant is in breach of any of the terms and conditions of anAgreement, or if such payment is not permissible under law or governmental regulations.

f. The compensation described in subparagraphs 3.a, 3.b and 3.c above is inclusive of all the Consultant's costs, expenses and profits as well as any taxes, levies, duties or fees payable as a result of or in connection with the performance of work under an Agreement, and the Consultant would not be entitled to any additional compensation or reimbursement from El-Op in connection therewith.

4. Conflicts of Interest

During the term of any Agreement and for a period of one (1) year thereafter, the Consultant agrees to refrain from engaging in activities that are in conflict with El-Op's interest relating to the Project. To the extent such activities are not in conflict with El-Op's interests in the Project, the Consultant shall be free to engage in activities on behalf of other entities involved in businesses similar to that of El-Op.

5. Proprietary Information

a. El-Op wouldretain any title or right it possesses in any drawings, information, data, specifications or documentation, whether of a technical, financial or business nature (hereinafter "Proprietary Data") furnished to the Consultant by El-Op.

b. The Consultant agrees that the Proprietary Data shall not be used or reproduced for any purpose whatsoever except for the performance of services under this Agreement, and shall not be transferred to any third party in connection herewith, unless said party agrees in advance to be bound by El-Op's proprietary restrictions described herein.

c. Any information which is proprietary to the Consultant and which is disclosed to El-Op hereunder shall be deemed to have been disclosed as a part of the consideration for this Agreement, and El-Op shall have full right to its use as El-Op deems fit.

d. Any information contained in and the ownership of all the reports and documents developed, acquired or performed by the Consultant in connection with this Agreement shall remain the sole property of El-Op, shall be held in confidence by the Consultant, and shall not be reproduced, used or disclosed to others by the Consultant.

e. Upon termination of this Proposal, the Consultant shall promptly return to El-Op any proprietary information received from El-Op

(including all copies thereof). The Consultant's obligations with respect to this paragraph 5 shall remain in effect for a period of seven (7) years after termination of this Agreement.

f. If it appears that Consultant has disclosed, or has threatened to disclose, El-Op's proprietary information in violation of any Agreement, El-Op would be entitled to an injunction to restrain Consultant from disclosing, in whole or in part, such proprietary information, or from providing any services to any party to whom such proprietary information has been disclosed or may be disclosed. El-Op shall not be prohibited by this provision from pursuing other remedies, including claims for losses and damages.

6. Relationship of the Parties

a. Nothing in this Proposal shall be construed as creating a representative or agency relationship between El-Op and the Consultant, and the Consultant shall not be entitled to represent El-Op in any matter whatsoever or make commitments or authorizations on El-Op's behalf, without the prior written approval of El-Op or its authorized representative.

b. Nothing in this Proposal shall be construed as creating an employer/employee relationship between El-Op and the Consultant, or the Consultant's employees.

c. The Consultant will not assign, subcontract or otherwise transfer any right or obligation it has, or may acquire, under this Proposal to any other entity without El-Op's prior written approval. Any such assignment, subcontracting or transfer so approved shall also be conditioned upon acceptance by the assignee, subcontractor and/or transferee of the terms and conditions hereof. El-Op will be entitled to assign this Agreement to one of its affiliates within the Elbit System Group.

d. El-Op will not be responsible for any damage caused to the Consultant or any of its employees or agents during or arising out of the performance of the work hereunder. The Consultant undertakes to fully indemnify El-Op for any claims or liability arising out of the performance of the work by the Consultant.

7. Consultant's Employees and Agents

a. All obligations and conditions applicable to the Consultant hereunder shall apply with equal force to each and every employee and agent of the Consultant.

b. Prior to each employee's and/or agent's involvement with work related to this Proposal, the Consultant undertakes to obtain the written understanding of said individual that he or she will observe the terms of this Proposal.

8. Governing Law; Disputes

a. Any Agreement would be governed by and construed in accordance with the laws of New York, other than its conflicts of laws provisions.

b. Any dispute between the parties concerning any issue under an Agreement or in relation thereto, which cannot be settled amicably, shall be referred to the Federal Courts of the Southern District of New York, which shall have exclusive jurisdiction.

ALD/RF Statement of Work (SOW)

a. Project scope.

The scope of the effort is focused on working with El-Op over the next 6 months to gain acquisition of its ALD/RF laser targeting system for instillation on US Army aircraft and other US Armed Forces aircraft as appropriate following its successful tests at the Yuma Proving Grounds in Arizona, October of 2004. Specifically, El-Op seeks to move forward with demonstrations and evaluations of its laser designation and range finding technology, and with a completion of successful evaluations to have that technology procured by the US Armed Forces for installation on US military aircraft.

b. Deliverables.

Consultant, with its qualified team and established contacts, will serve to assist El-Op in development and positioning of their technology so that it has the best chance for success within the US Army acquisition system. Consultant will arrange meetings with appropriate US Army users and decision makers at which El-Op can present its compelling case that its ALD/RF system provides the greatest benefit to the upgrade of existing laser designation and range finding systems as well as new helicopters coming into the U.S. Army inventory. However, as the program progresses, new deliverables may be added or old ones subtracted due to the results obtained during meetings with key people and organizations within the U.S. Army acquisition system.

Consultant will employ its best efforts to provide the below listed deliverables by the estimated completion date in return for the compensation indicated.

Consultant will provide meeting summaries and updates in written form following each meeting.

Deliverables For ALD/RF

Deliverable #1: Education/Capabilities, System discovery and education, based on El-Op studies and evaluation.
Completion date estimated at: not later than 30 March 2005.

Deliverable #2: Prepare El-Op presentation in order to meet potential customer expectations.
Completion date estimated at: not later than 31 March 2005.

Deliverable #3: Meet with and brief the Rapid Equipment Fielding Office at Huntsville.
Completion date estimated at: not later than 31 March 2005.

Deliverable #4: Meet with and brief the Product Manager for Apache Block III.
Completion date estimated at: not later than 30 April 2005.

Deliverable #5: Determine the objective and threshold requirements for Apache block III
Completion date estimated at: not later than 30 April 2005.

Deliverable #6: Determine the objective and threshold requirements for the new ARH.
Completion date estimated at: not later than 30 April 2005.

Deliverable #7: Build marketing strategy. Complete the identification of potential US companies for teaming if necessary.
Completion date estimated at: 30 May 2005

Deliverable #8: Identify the budget allocation for such systems with the best available information as Congress passes the authorization and appropriation bill for the 06 budget.
Completion date estimated at: not later than 30 June 2005.

Deliverable #9: Develop support in the US Congress for potential FY07 DOD /Army budget add-on (with Army concurrence), if necessary.
Completion date estimated at: not later than 30 July 2005.

Early completion of these tasks is both authorized and encouraged. It is expressly understood that the completion dates stated are estimates. Partial delivery of a deliverable will be accepted at the discretion of El-Op.

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Payment Milestones

El-Op will pay Consultant upon acceptance of each completed Milestone Deliverable identified in paragraph b. above, the following amount for each deliverable:

Deliverable #1: $US 3,000.
Deliverable #2: $US 4,000.
Deliverable #3: $US 5,000.
Deliverable #4: $US 5,000.
Deliverable #5: $US 3,000.
Deliverable #6: $US 3,000.
Deliverable #7: $US 5,000.
Deliverable #8: $US 4,000.
Deliverable #9: $US 7,000. (If necessary)

Project total: $US 39,000.

ANNEX A

Success Bonus

The Consultant's success bonus will be as follow:

1) For annual sales up to $1.5M, the Consultant will receive a bonus at the rate of 7% of the net project price (actual payments to El-Op).

2) For annual sales between $1.5M and $2.5M, the Consultant will receive a bonus at the rate of 5.5%.

3) For annual sales between $2.5M and $4M, the Consultant will receive a bonus at the rate of 4%.

4) For annual sales above $4M, the Consultant will receive a bonus at the rate of 3%.

-------------------------------------Nothing Follows---

Submitted to EL-OP
on Dec. 16, 2007

New Statement of Work (SOW) for SWORD / December 2007

A. Project scope.

The scope of effort is focused on working with El-Op to gain acquisition of its "SWORD" obstacle warning laser system for instillation on US Army aircraft and other US Armed Forces aircraft as appropriate. Specifically, El-Op seeks to move forward with demonstrations of its technology to detect and warn aircrews of the presence of power lines and other obstacles, and with a completion of successful evaluations to have that technology procured by the US Armed Forces for installation on US military aircraft.

B. Deliverables.

As recently reported by Tim Dwight, a new DOD study of all military helicopter accidents in all four services between 1985 and 2005 has shown that it is in the best interest of the U.S. Army to acquire some form of obstacle detection for its helicopter fleet. It is Defense Solution's intentions use these new developments to support the immediate objective of ensuring a requirement is recognized for a system on board U.S. Army aircraft while at the same time helping El-Op position itself to be the logical and best choice as the solution.

It is Defense Solutions' position, as support by the latest facts, that the three primary drivers for the solution of choice will be functional capability, weight, and cost; all of equal weight. Defense Solutions believes that the best way for El-Op to position itself is to show a system that is capable of multiple functions, to include whiteout/brownout mitigation, rear and tail rotor awareness, as well as terrain, obstacle, and wire detection and avoidance. The broader vision of U.S. Army Aviation may be to see a packaged solution of a ground obstacle avoidance system with a mid-air collision avoidance capability. The thinking of many of the leaders in U.S. Army Aviation is to try and reduce the numbers of instruments and systems in the cockpit while at the same time increasing pilot situational awareness. The future systems will serve as extensions and aids to the pilots own human senses with the emphasis being on increased visual input and spatial orientation, especially in night time and low visibility environments.

SWORD is positioned to be the ideal solution for this requirement and has an advantage in that it will be in operation on the IAF CH-53s. Defense Solutions will also work to insure the SWORD system is flown and tested in the U.S. for maximum visibility with the U.S. Army's leadership as well as the other services. Meanwhile, El-Op needs to continue efforts to reduce the weight as much as possible while avoiding anything that could push the cost up beyond competing systems.

Defense Solutions, with its qualified team and established contacts, will serve to assist El-Op to position the SWORD technology so that it has the best

chance for success within the Department of Defense and individual Service acquisition systems. Defense Solutions will work with all relevant parties to help develop the requirement for obstacle detection and to influence the US Armed Forces to evaluate El-Op's obstacle warning laser technology and to consider its acquisition for existing and planned rotary wing and appropriate fixed-wing aircraft. They will do this by direct contact, arranging meetings, and attending conferences where necessary.

Defense Solutions will employ its best effort to provide the below listed deliverables by the estimated completion date in return for the compensation indicated. Additionally, Defense Solutions will work with all relevant parties to via a viable addition to on board systems. Defense Solutions will provide meeting summaries and updates in written form following each meeting. Completion dates are estimates and may change at the discretion of the PMO or other key organizations.

SWORD Deliverables:

SWORD tests at AATD

Deliverable #1: Arrange an exploratory meeting with Ray Wall at AATD to determine the Army's level of interest in moving forward on a CRADA for testing the SWORD system at AATD and to influence the process if necessary. Report the findings to El-Op as a basis to determine the strategy forward.
Completion date estimated at: 15 January 2008

Deliverable #2: Following a positive outcome from the exploratory meeting, Defense Solutions will work with El-Op in preparing the necessary documents and agreements for the CRADA. Attend necessary meetings with AATD in support of this deliverable.
Completion Date estimated at: 29 February 2008

Deliverable #3: In parallel with Deliverables 1&2, work with the new PM-Utility, COL Neil Thurgood, and COL Steve Kihara, Director of AATD, to insure maximum visibility and support for the CRADA and develop support for SWORD as the desired solution to obstacle avoidance.
Completion Date estimated at: 29 February 2008

Deliverable #4: Defense Solutions will work with El-Op in putting together the work plan for the Proof of Principle flight test being conducted by AATD in accordance with the CRADA.
Completion Date estimated at: 31 March 2008

Deliverable #5: Defense Solutions will support El-Op during the flight testing as the US interface with AATD, to insure a smooth and successful outcome. Attend all necessary meetings and final briefing.
Completion Date estimated at: 30 June 2008

Deliverable #6: Open a working dialog with the Aviation Engineering Directorate at Huntsville, Alabama, in conjunction with EFW and El-Op, to prepare a foundation for final Air Worthiness Certification of SWORD for the UH-60. This is a year long process and needs to begin early so as not to delay any possible contract with the Army. This certification is not required for AATD to do flight tests, as they have their own certification authority and will be worked as part of Deliverable #4.
Completion date estimated at: 30 April 2008.

Develop Written Requirement for Obstacle Detection and Avoidance

Deliverable #7: Meet with Col. Pete Mapes at OSD-RP&A to solicit cooperation and support at the Department of Defense level for an Army written requirement for obstacle detection and avoidance. Obtain information from the new OSD-RP&A helicopter safety study to support the requirement.
Completion date estimated at: 31 December 2007

Deliverable #8: Set up and attend an initial meeting with the appropriate personnel at the Army Combat Readiness Center and the new Aviation Branch Chief and commander at Ft. Rucker, MG Packett, to solicit support for an obstacle detection and avoidance requirement.
Completion date estimated at: 31 January 2008.

Deliverable #9: Set up and attend a meeting with PM-Utility and PEO Aviation to support their awareness of the obstacle avoidance issues as are raised by the new OSD-RP&A study and insure their support of a new written requirement.
Completion date estimated at: 30 April 2008

Deliverable #10: Attend the annual Army Aviation Association of America conference April 6-9, 2008, in Washington, DC. Use this conference to meet and brief the Army leadership necessity of obstacle detection and avoidance. Gather information on who is in support of the requirement and what the opposition might be and why. Support El-Op in their activities at the conference.
Completion date estimated at: 30 April 2008

C. Payment Milestones

El-Op will pay Consultant upon acceptance of each completed Milestone Deliverable identified in paragraph b. above, the following amount for each deliverable:

Deliverable	#1:	$US 3000
Deliverable	#2:	$US 7000
Deliverable	#3:	$US 6000
Deliverable	#4:	$US 4000
Deliverable	#5:	$US 7000

Deliverable	#6:	$US 5000
Deliverable	#7:	$US 2000
Deliverable	#8:	$US 6000
Deliverable	#9:	$US 6000
Deliverable	#10:	$US 3000

Project total: $US 49000

Estimated Completion Date: 30 June 2008.

==================Nothing Follows======================

New Statement of Work (SOW) for SWORD / 2007

A. Project scope.

The scope of effort is focused on working with El-Op to gain acquisition of its "SWORD" obstacle warning laser system for instillation on US Army aircraft and other US Armed Forces aircraft as appropriate. Specifically, El-Op seeks to move forward with demonstrations of its technology to detect and warn aircrews of the presence of power lines and other obstacles, and with a completion of successful evaluations to have that technology procured by the US Armed Forces for installation on US military aircraft.

B. Deliverables.

The current high operational tempo and very low accident rate in Army Aviation has caused Wire Strike and Obstacle Detection to drop in priority within the U.S. Army. However, it is Defense Solutions' view that it is only a matter of time (especially if the Op Tempo drops) before another major accident and a new demand for a technical Obstacle Detection and brownout solution comes again from the Army leadership. If this is the case, the most likely solution will be one currently in operation and is the lightest weight and least costly that does the job. SWORD has an advantage in that it will be in operation on the IAF CH-53s. Meanwhile, El-Op needs to continue efforts to reduce the weight as much as possible while avoiding anything that could push the cost up beyond competing systems.

Defense Solutions recommends El-Op take the needed steps to keep SWORD visible within the Army leadership over the next year. Efforts should be directed to ensuring U.S. pilots get experience with the system by flying it in Israel. This should result in an official report back to the Army. Also, though no testing is anticipated with the Army in the U.S. in the near future, putting together a Program Plan with AATD could be done now in anticipation of testing being requested at a later date. While promoting a test plan with AATD, there should also be effort to keep SWORD visible to the leadership and decision makers in U.S. Army Aviation. It would also be good to continue to promote SWORD at the AAAA and AUSA conferences as well as other venues that draw the attention of current and future Army leadership. Finally, marketing the SWORD with other services or the civilian sector would enhance the "fully operational" position.

To this end, Defense Solutions will arrange meetings and attend conferences with appropriate US Defense Department users and decision makers at which El-Op can present its compelling case that its SWORD laser warning system provides early warning of the presence of power lines, cables, or other in flight obstacles and improves crew safety. Completion dates are estimates and may change at the discretion of the PMO or other key organizations.

Defense Solutions, with its qualified team and established contacts, will serve to assist El-Op to position the SWORD technology so that it has the best chance for success within the Department of Defense and individual Service acquisition systems.

Defense Solutions will employ its best effort to provide the below listed deliverables by the estimated completion date in return for the compensation indicated. Additionally, Defense Solutions will work with all relevant parties to influence the US Armed Forces to evaluate El-Op's obstacle warning laser technology and to consider its acquisition for existing and planned rotary wing and appropriate fixed-wing aircraft via a viable addition to on board systems. Defense Solutions will provide meeting summaries and updates in written form following each meeting.

SWORD Deliverables:

AATD Test Plan

Deliverable #1: Assist EFW/El-Op in putting together a work plan in anticipation of a Proof of Principle flight test being conducted by AATD. Work with the new PM-Utility and Ray Wall, Director of Technology at AATD, to ensure maximum support for the project.
Completion date estimated at: 30 September 2007

U.S. Army Aviators to Israel

Deliverable #2: Work with Ray Wall and AATD to help facilitate sending U.S. Army Aviators to observe and fly the SWORD system during flight testing with El-Op.
Completion date estimated at: 30 June 2007

Deliverable #3: Work with Ray Wall, AATD, and EFW/El-Op to set up a follow-on session for U.S. Army aviators to observe and possibly fly with the Israeli Air Force during qualification testing of the SWORD system on the CH-53.
Completion date estimated of flights in Israel at: 31 December 2007.

Deliverable #4: Work with PM-Utility, AATD, EFW, Elbit, the Israeli Air Force, the Israeli Embassy, and all other involved or interested organizations to develop a government to government working agreement on additional development of the SWORD system. This would begin with a US observation team working with the Israeli Air Force during qualification testing of the system.
Completion date of draft agreement estimated at: 31 October 2007

Deliverable #6: Work with the Army Combat Readiness Center and the new Aviation Branch Chief and commander at Ft. Rucker, MG Packett, to solicit

continued support for the SWORD system and verify moving it higher up the funding list within the U.S. Army and verify its inclusion in the Army requirements. Conduct any meetings as necessary and ensure all key and interested parties are kept informed of progress.
Completion date estimated at: 31 May 2007.

Marketing Outside the Army – outside the Army –

Deliverable #8 : Brief the Marine Corps Presidential Flight Detachment on the SWORD system with EFW people. Selex is claiming they will be on the new Presidential helicopter and the Marines need to be aware of the SWORD capabilities. This is part of the strategy to counter the Lockheed Martin/Selex marketing.

Meet with and brief the Army National Guard Aviation Directorate on the SWORD system as could be applied to the new Light Utility Helicopter.

Completion date estimated at: 31August 2007

Early completion of these tasks is both authorized and encouraged. It is expressly understood that the completion dates stated are estimates. Partial delivery of a deliverable will be accepted at the discretion of El-Op.

C. Payment Milestones

El-Op will pay Consultant upon acceptance of each completed Milestone Deliverable identified in paragraph b. above, the following amount for each deliverable:

Deliverable #1: $US 5,000.
Deliverable #2: $US 4,000.
Deliverable #3: $US 4,000.
Deliverable #4: $US 5,000.
Deliverable #6: $US 5,000.
Deliverable #8: $US 6,000.

Project total: $US 29,000.

Estimated Completion Date: 31 December 2007.

Elbit Systems Electro-Optics ELOP Ltd.

By: [signature]

Date: August 30, 2007

Dan Slasky
Director of
Laser Products Business Unit
Optronic Systems Division

Title: ______________________

Defense Solutions, LLC

By: [signature]

Date: 30 August 2007

Title: CEO